EXHIBIT 99.1
Press release dated September 28, 2005
GEOGLOBAL ANNOUNCES SIGNING OF
TWO ONSHORE EXPLORATION BLOCKS IN INDIA
Calgary, Alberta, Canada, September 28, 2005 — GeoGlobal Resources Inc. (Amex: GGR) announced today the signing of the Production Sharing Contracts on two previously announced Exploration Blocks in India. The signing, which was held at a ceremony in New Delhi, India on September 23, was part of the signing of 20 new exploration blocks which were awarded by the Government of India under the fifth round of the New Exploration Licensing Policy (“NELP-V”).
The Production Sharing Contracts each provide for work commitments to be performed over three phases over an exploration period of a total of 7 years with specified seismic and exploration drilling activities to be conducted during those work commitment periods. The Company will be required to fund its proportionate share of costs incurred in these activities. The Company’s share of these costs is estimated to total approximately US$12.1 million for both blocks over the 7 years.
Exploration block DS-ONN-2003/1, also referred to as Block 12 under NELP-V, covers an area of approximately 3,155 square kilometers (sq. kms) onshore in the Deccan Syneclise Basin located in the northern portion of the State of Maharashtra in west-central India. The Company holds a 100% participating interest (“PI”) in this block and will be the operator. The work commitment under Phase I being 3 years, is to complete a gravity magnetic and geochemical survey and acquire an aero magnetic survey of 12,000 line kms. In Phase II being 2 years, we are to acquire 500 linear kms of 2D seismic and drill 1 exploration well. In Phase III, also 2 years, we are to acquire 250 sq. kms of 3D seismic and drill 2 exploratory wells.
Exploration block CB-ONN-2003/2, which is also referred to as Block 11 under NELP-V, covers an area of approximately 448 sq. km. onshore in the Cambay Basin located in the State of Gujarat south-east of GeoGlobal’s existing three Cambay blocks. The Company holds a 10% PI, Gujarat State Petroleum Corporation Limited (“GSPC”) is the operator and holds a 50% PI, with the remainder held by GAIL (India) Ltd. and Jubilant Capital Pvt. Ltd. The work commitment under Phase I being 3 years, is to acquire 448 sq. kms of 3D seismic, reprocess 650 linear kms of 2D seismic and drill 14 exploratory wells between 1,500 and 2,500 meters. In Phase II, also 3 years, we are to drill 4 exploratory wells, and in Phase III, the final year, we are to drill 6 exploratory wells, all between 2,500 and 3,000 meters.
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. Statements regarding the work commitments to be fulfilled, the surveys to be conducted, and the results of fulfilling those work commitments, the outcome of drilling and testing of wells drilled on the exploration blocks and the timing of any commercial production that may be established are forward-looking statements. There can be no assurance as to the outcome of those surveys conducted, the exploratory drilling and the testing and evaluation that may be conducted on the wells drilled or as to the quantity of recoverable reserves that may exist in the areas of any wells drilled or when, if ever, that the Company may realize revenues from those wells. The Company’s forward-looking statements include the estimated cost and timing of its exploration activities, including the estimated costs of fulfilling its work commitments and any exploratory drilling conducted as a consequence of the outcome of the surveys conducted, the extent of activities conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company’s oil and gas exploration, development and drilling activities or the commercial success of any of its wells and the wells the Company may drill involve risks and uncertainties. The Company’s actual results may differ materially from those projected in the forward-looking statements. There are numerous risks and uncertainties involved in the Company’s acquisition of unproved minority and majority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. There can be no assurance that the Company’s drilling program will be successful or that the entire program on any exploration block will be drilled. There can be no assurance that the Company’s estimates as to the time to fulfill work commitments and complete drilling operations will be accurate. The blocks are a highly speculative exploration opportunities and pursuing the development of the exploration blocks will involve material risks to the Company. The Company’s interest in Exploration Blocks 11 and 12 under NELP-V and its other exploration blocks are participating interests and there can be no assurance that such funds as are required to meet the Company’s obligations under those agreements will be available to the Company in the amounts and when required. The Company’s failure to have such funds available at the times and in the amounts required could materially adversely affect the fulfillment of the Company’s business plans and its interest in those exploration blocks. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company’s plans and intentions. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.
For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Driedger, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax:     403-777-9199 website: www.geoglobal.com